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                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                     among:


                       DITECH COMMUNICATIONS CORPORATION,
                             a Delaware corporation;

                         OXYGEN ACQUISITION CORPORATION,
                             a Delaware corporation;

                         and ATMOSPHERE NETWORKS, INC.,
                             a Delaware corporation;





                          ---------------------------

                           Dated as of June 21, 2000

                          ---------------------------


==============================================================================

                                                                    EXHIBIT 2.1


                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION

         THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of June 21, 2000, by and among: DITECH COMMUNICATIONS CORPORATION, a Delaware corporation ("Parent"); OXYGEN ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and ATMOSPHERE NETWORKS, INC., a Delaware corporation (the "Company"). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

         A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

         B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

         D. Contemporaneously with the execution and delivery of this Agreement, certain holders of capital stock of the Company holding a majority of the outstanding shares of the common stock of the Company and a majority of the outstanding shares of the preferred stock of the Company (collectively, the "Major Stockholders") are executing and delivering to Parent voting agreements ("Voting Agreements") of even date herewith substantially in the form of Exhibit B.

                                    AGREEMENT

         The parties to this Agreement intending to be legally bound hereby agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

         1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").


                                       1.

         1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law.

         1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP ("Cooley Godward"), 3175 Hanover Street, Palo Alto, California 94304 at 10:00 a.m. on a date to be designated by Parent as soon as practicable, but no later than two (2) business days following satisfaction or waiver of the conditions set forth in Sections 6 and 7 herein (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of the Delaware General Corporation Law shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such certificate of merger is filed with the Secretary of State of the State of Delaware (the "Effective Time").

         1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent and the Company prior to the Effective Time:

              (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be such name as Parent may designate);

              (b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

              (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals who are the directors and officers of Merger Sub immediately prior to the Effective Time, together with such additional individuals as Parent may designate.

         1.5  CONVERSION OF SHARES.

              (a) Subject to Sections 1.5, 1.8(d) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

                    (i) each share of common stock, $0.001 par value per share, of the Company ("Company Common Stock") outstanding immediately prior to the Effective Time shall be converted into the right to receive a cash payment in the amount equal to the Common Share Price;

                    (ii) each share of Series A Preferred Stock, $0.001 par value per share, of the Company ("Company Series A Preferred Stock") outstanding immediately prior to the Effective Time (including shares of Company Series A Preferred Stock issued upon exercise of Company Warrants (pursuant to the terms set forth therein) and outstanding immediately prior to the Effective Time) shall be converted into the right to receive the


                                      2.

         Applicable Fraction of a share of common stock, par value $0.001 per share, of Parent ("Parent Common Stock");

                    (iii) each share of Series B Preferred Stock, $0.001 par value per share, of the Company ("Company Series B Preferred Stock") outstanding immediately prior to the Effective Time (including shares of Company Series B Preferred Stock issued upon exercise of Company Warrants (pursuant to the terms set forth therein) and outstanding immediately prior to the Effective Time) shall be converted into the right to receive the Series B Preference Fraction of a share of Parent Common Stock;

                    (iv) each share of Series C Preferred Stock, $0.001 par value per share, of the Company ("Company Series C Preferred Stock") outstanding immediately prior to the Effective Time shall be converted into the right to receive the Series C Preference Fraction of a share of Parent Common Stock; and

                    (v) each share of the common stock (par value $0.001 per share) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

              (b) The capitalized terms used above without definition shall have the following meanings:

                    (i)    The "Applicable Fraction" shall be a fraction
         (A) whose numerator is the Merger Consideration minus the number of Preference Shares, and (B) whose denominator is the Fully Diluted Company Shares minus the number of shares of Company Series C Preferred Stock and Company Series B Preferred Stock outstanding immediately prior to the Effective Time.

                    (ii) The "Common Share Price" shall be the product obtained by multiplying (A) the Applicable Fraction, by (B) the Parent Average Stock Price.

                    (iii) The "Fully Diluted Company Shares" shall be the difference obtained by subtracting (A) the Termination Shares, from (B) the Fully Diluted Pre-Termination Shares.

                    (iv) The "Fully Diluted Pre-Termination Shares" shall be the sum of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement), (B) the aggregate number of shares of Company Common Stock issuable upon conversion of all shares of Company Preferred Stock outstanding immediately prior to the Effective Time, (C) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to all Company Options outstanding immediately prior to the Effective Time (including all shares of Company Common Stock that may ultimately be purchased under Company Options that are unvested or are otherwise not then exercisable), and (D) the aggregate number of shares of Company Common Stock issuable upon conversion of all other convertible securities of the Company outstanding immediately prior to the Effective Time.


                                      3.

                    (v)    "Merger Consideration" shall mean, subject to
         Section 1.5(e), the number of shares of Parent Common Stock determined by dividing $88,500,000 by the Parent Average Stock Price, provided that (A) if the quotient determined by dividing $88,500,000 by the Parent Average Stock Price is less than 1,000,000, the Merger Consideration shall be equal to 1,000,000 shares of Parent Common Stock, and (B) if the quotient determined by dividing $88,500,000 by the Parent Average Stock Price is greater than 1,200,000, the Merger Consideration shall be equal to 1,200,000 shares of Parent Common Stock.

                    (vi) The "Parent Average Stock Price" shall be the average of the closing sales price of a share of Parent Common Stock as reported on as reported on the Nasdaq National Market (or any successor thereto) for each of the five consecutive trading days ending two (2) trading days prior to the Closing Date.

                    (vii) "Preference Shares" shall mean the Series C Preference Shares and the Series B Preference Shares.

                    (viii) "Series B Preference Shares" shall mean the number of shares of Parent Common Stock obtained by multiplying (A) the number of shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time, by (B) the Series B Preference Fraction.

                    (ix) The "Series B Preference Fraction" shall mean the fraction having a numerator equal to $3.2937, and a denominator equal to the Parent Average Stock Price.

                    (x) The "Series C Preference Shares" shall mean the number of shares of Parent Common Stock obtained by multiplying (A) the number of shares of Company Series C Preferred Stock outstanding immediately prior to the Effective Time, by (B) the Series C Preference Fraction.

                    (xi) The "Series C Preference Fraction" shall mean the fraction having a numerator equal to $6.5300, and a denominator equal to the Parent Average Stock Price.

                    (xii) The "Termination Shares" shall mean (A) the shares of Company Common Stock subject to a repurchase option or risk of forfeiture under any restricted stock purchase, stock option agreement or other agreement and held by Persons who, immediately following the Effective Time, will not be employed by either the Company or Parent (a written schedule setting forth such persons and the vesting status of their respective shares as of the Effective Time to be provided by the Company to Parent prior to the Effective Time), and (B) the shares of Company Common Stock purchasable under or otherwise subject to unvested Company Options outstanding immediately prior to the Effective Time and held by Persons who, immediately following the Effective Time, will not be employed by either the Company or Parent (a written schedule setting forth such persons and the vesting status of their respective options as of the Effective Time to be provided by the Company to Parent prior to the Effective Time).

              (c)   To the extent not prohibited by the applicable agreement:


                                      4.

                    (i) if any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company (to the extent the restriction does not terminate in accordance with its terms as a result of the Merger), then the cash amount payable pursuant to Section 1.5(a)(i) with respect to such shares shall be paid by Parent on a monthly basis following the Effective Time, the amount and timing of which shall be based upon the periodic vesting of such shares (or removal of such repurchase option, risk of forfeiture or other condition); and

                    (ii) if any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company (to the extent the restriction does not terminate in accordance with its terms as a result of the Merger), and such shares of Company Common stock are converted by reason of the Recapitalization Transaction into shares of Company Series A Preferred Stock that are outstanding immediately prior to the Effective Time, then the shares of Parent Common Stock issued in exchange for such shares of Company Series A Preferred Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock shall accordingly be marked with appropriate legends and held in the appropriate escrow accounts.

              (d) A portion of the shares of Parent Common Stock issued and the cash consideration paid pursuant to Section 1.5(a) above in the Merger shall be delivered into escrow and held as specified in Section 1.8 hereof.

              (e) In the event Parent at any time or from time to time between the date of this Agreement and the Effective Time declares or pays any dividend on Parent Common Stock payable in Parent Common Stock or in any right to acquire Parent Common Stock, or effects a subdivision of the outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock (by stock dividends, combinations, splits, recapitalizations and the like), or in the event the outstanding shares of Parent Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Parent Common Stock, then the Applicable Fraction shall be appropriately adjusted.

         1.6 STOCK OPTIONS. At the Effective Time, each stock option that is then outstanding under the Company's 1997 Stock Plan, as amended (the "Stock Plan"), whether vested or unvested (a "Company Option"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Stock Plan and the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (a) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Applicable Fraction, rounded to the nearest whole number of shares of Parent Common Stock, (c) the per share exercise price


                                      5.

for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Applicable Fraction, and rounding the resulting exercise price up to the nearest whole cent, and (d) all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; PROVIDED, HOWEVER, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. The Company and Parent shall take all action that may be necessary to effectuate the provisions of this Section 1.6. Following the Closing, Parent will send to each holder of an assumed Company Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option. Parent shall file with the SEC, within twenty (20) days after the Closing Date, a registration statement on Form S-8 registering the exercise of the Company Options assumed by Parent pursuant to this Section 1.6.

         Parent shall use its best efforts to maintain the effectiveness of such Registration Statement for so long as such Company Options remain outstanding. Parent shall take all necessary corporate action to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed in accordance with this Section 1.6.

         It is the intention of the parties that the Company Options assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the Company Options qualified as incentive stock options immediately prior to the Effective Time.

         1.7 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

         1.8  EXCHANGE OF CERTIFICATES; ESCROW.

              (a)   Parent shall (i) reserve for exchange in accordance with
Section 1.5 the aggregate number of shares of Parent Common Stock issuable at the Effective Time pursuant to the Merger, (ii) reserve for distribution cash payable pursuant to Section 1.5(a) in exchange for outstanding shares of Company Common Stock, and (iii) reserve for distribution cash for fractional shares in the amount described in Section 1.8(f), and within five (5) business days following the Effective Time, Parent will send or cause to be sent to the holders of Company


                                      6.

Stock Certificates (A) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (B) instructions for use in effecting the surrender of Company Stock Certificates in exchange for cash or certificates representing Parent Common Stock.

              (b) Upon surrender of a Company Stock Certificate to Parent by a Company stockholder that does not perfect its appraisal rights and is otherwise entitled to receive cash or shares of Parent Common Stock pursuant to Section 1.5 (a "Merger Stockholder") for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, Parent shall cause to be delivered (i) to such Merger Stockholder a cash payment (reduced by the amount of Escrow Cash (as defined in clause (ii) below)) or a certificate representing the number of shares of Parent Common Stock (reduced by the amount of Escrow Shares (as defined in clause (ii) below)), in either case, that such Merger Stockholder otherwise has the right to receive pursuant to the provisions of Section 1.5, and (with respect to Merger Stockholders receiving Parent Common Stock) cash in lieu of any fractional share of Parent Common Stock, and (ii) to the escrow agent under the Escrow Agreement in the form of Exhibit C hereto (the "Escrow Agreement"), on behalf and in the name of such Merger Stockholder, a cash payment in the amount derived by multiplying the Escrow Fraction (as defined in clause (c) below) by the aggregate total cash payment that such Merger Stockholder otherwise has the right to receive pursuant to the provisions of
Section 1.5 ("Escrow Cash"), or a certificate representing the number of shares of Parent Common Stock (the "Escrow Shares") derived by multiplying the Escrow Fraction by the number of shares of Parent Common Stock that such Merger Stockholder otherwise has the right to receive pursuant to the provisions of Section 1.5, and rounding down to the nearest whole share of Parent Common Stock.

              (c) For purposes of this Section 1.8, "Escrow Fraction" shall mean a fraction whose numerator is the number of shares representing 10% of the Fully Diluted Company Shares, and whose denominator is the number of shares of the Fully Diluted Company Shares that are actually issued and outstanding immediately prior to the Effective Time. With respect to those Merger Stockholders whose shares of Company Common Stock are subject to repurchase by the Company (pursuant to a restricted stock purchase agreement or otherwise), and who exchange such shares for shares of Company Series A Preferred Stock in the Recapitalization Transaction, the number of Escrow Shares deposited on behalf of each such Merger Stockholder shall be prorated between such Merger Stockholder's shares subject to repurchase ("Unvested Shares") and such Merger Stockholder's shares not subject to repurchase ("Vested Shares") based on the respective number of Unvested Shares and Vested Shares held by such Merger Stockholders immediately prior to the Effective Time.

              (d) Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender cash or a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1 (less any Escrow Cash or Escrow Shares deposited with the escrow agent pursuant to this Section 1.8). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and indemnity agreement against any claim


                                      7.

that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

              (e) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

              (f) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Average Stock Price.

              (g) The shares of Parent Common Stock to be issued in the Merger shall be characterized as "restricted securities" for purposes of Rule 144 under the Securities Act, and each certificate representing any such shares shall, until such time that the shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise, if any):

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE."

              (h) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

              (i) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.


                                      8.

              (j) The Escrow Cash and Escrow Shares shall be maintained in an escrow fund (the "Escrow Fund") for purposes of satisfying claims brought pursuant to Section 9 and for the period of time set forth in the Escrow Agreement.

         1.9  APPRAISAL RIGHTS.

              (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company for which, as of the Company Stockholders' Meeting (as defined in Section 5.3 hereof), the holder thereof has demanded an appraisal of their value in accordance with
Section 262 of the Delaware General Corporation Law or (to the extent applicable) Chapter 13 of the California Corporations Code ("Dissenting Shares") shall not be converted into or represent the right to receive cash or Parent Common Stock in accordance with Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.8(d)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the Delaware General Corporation Law or (to the extent applicable) Chapter 13 of the California Corporations Code; PROVIDED, HOWEVER, that if the status of any such shares as Dissenting Shares shall not be perfected, or if any such shares shall lose their status as Dissenting Shares, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) cash or Parent Common Stock in accordance with Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.8(d)) without any interest.

              (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company at or prior to the Effective Time to require the Company to purchase Dissenting Shares pursuant to Section 262 of the Delaware General Corporation Law or (to the extent applicable) Chapter 13 of the California Corporations Code and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Delaware General Corporation Law or (to the extent applicable) the California Corporations Code, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

         1.10 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

         1.11 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such lawful and necessary action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY


                                      9.

               The Company represents and warrants, to and for the benefit of the Indemnitees as follows (subject in the case of each section of this Section 2 below to (i) exceptions set forth in the part of the Disclosure Schedule that corresponds to such Section, and (ii) other exceptions set forth in the Disclosure Schedule whose applicability to such section is reasonably apparent from the context in which such exceptions appear):

         2.1   DUE ORGANIZATION; ETC.

               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Subsidiary is a corporation duly organized, validly existing and in good standing (or its equivalent) under the laws of Western Australia. Each of the Acquired Companies has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and is currently proposed to be conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations in all material respects under all Company Contracts.

               (b) Except as set forth in Part 2.1(b) of the Disclosure Schedule, none of the Acquired Companies is or has ever been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction.

               (c) None of the Acquired Companies is conducting or has ever conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name other than the name under which such Acquired Company is currently incorporated.

               (d) Part 2.1(d) of the Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of each of the Acquired Companies, (ii) the names of the members of each committee of the board of directors of each of the Acquired Companies, and (iii) the names and titles of the officers of each of the Acquired Companies.

               (e) Except for the ownership of the Subsidiary by the Company, no Acquired Company owns any controlling interest in any Entity, and no Acquired Company has ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. No Acquired Company has agreed or is obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any Entity in which it owns or has owned any equity interest.

         2.2 CERTIFICATE OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered to Parent accurate and complete copies as of the date of this Agreement of: (a) the certificate of incorporation and bylaws (or similar organizational documents) of each Acquired Company, including all amendments thereto; (b) the stock records of each Acquired Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Acquired Company, the board of directors of each Acquired Company and all committees of the board of directors of each Acquired Company. Except as set forth in Part 2.2 of the Disclosure Schedule, there have been no formal meetings or other proceedings of the stockholders of the Company, the board of directors of


                                      10.

the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the certificate of incorporation or bylaws of any Acquired Company, and no Acquired Company has taken any action that is inconsistent in any material respect with any resolution adopted by such Acquired Company's stockholders, such Acquired Company's board of directors or any committee of such Acquired Company's board of directors. Except as set forth in Part 2.2 of the Disclosure Schedule, the books of account, stock records, minute books and other records of each Acquired Company is accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

         2.3   CAPITALIZATION, ETC.

               (a)   The authorized capital stock of the Company consists of:
(i) 25,000,000 shares of Company Common Stock (with $0.001 par value), of which 7,340,863 shares have been issued and are outstanding as of the date of this Agreement; (ii) 5,372,500 shares of Company Preferred Stock (with $0.001 par value) which have been designated "Series A Preferred Stock," of which 5,335,000 shares have been issued and are outstanding as of the date of this Agreement; (iii) 3,100,000 shares of Company Preferred Stock (with $0.001 par value) which have been designated "Series B Preferred Stock," of which 2,884,448 shares have been issued and are outstanding as of the date of this Agreement; and (iv) 4,100,000 shares of Company Preferred Stock (with $0.001 par value) which have been designated "Series C Preferred Stock," of which 3,992,497 shares have been issued and are outstanding as of the date of this Agreement. Except as contemplated by the Recapitalization Transaction (as defined in Section 4.4 hereof), each outstanding share of Company Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3(a) of the Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of such shares is subject.

               (b) The Company has reserved 4,929,449 shares of Company Common Stock for issuance under the Stock Plan, of which options to purchase 3,364,955 shares are outstanding as of the date of this Agreement. Part 2.3(b) of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option ; (iii) the date on which such Company Option was granted and the term of such Company Option;
(iv) the vesting commencement date for such Company Option; (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Except as set forth in Part 2.3(b) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or the Subsidiary; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or the Subsidiary; (iii) Contract under which any Acquired Corporation is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to


                                      11.

the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any Acquired Corporation.

               (c) All outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding Company Options have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. Except as set forth on Part 2.3(c) of the Disclosure Schedule, there are no preemptive rights applicable to any shares of capital stock of any Acquired Company, nor other rights to subscribe for or purchase securities of any Acquired Company.

               (d) Except as set forth in Part 2.3(d) of the Disclosure Schedule, no Acquired Company has repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than a repurchase of unvested shares and shares subject to repurchase rights on the termination of employment or consulting services. All securities so reacquired by the Acquired Company were reacquired in compliance with (i) all applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

         2.4   FINANCIAL STATEMENTS.

               (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

                     (i) The audited consolidated balance sheet of the Company as of December 31, 1998, and the related audited consolidated statement of operations, statement of stockholders' equity and statement of cash flows of the Company for the year then ended, together with the notes thereto and the qualified report and opinion of KPMG Peat Marwick LLP relating thereto;

                     (ii) The unaudited consolidated balance sheet of the Company as of December 31, 1999, and the related audited consolidated statement of operations, statement of stockholders' equity and statement of cash flows of the Company for the year then ended, together with the notes thereto; and

                     (iii) The unaudited consolidated balance sheet of the Company as of May 31, 2000 (the "Unaudited Interim Balance Sheet"), and the related unaudited consolidated income statement of the Company for the five months then ended.

               (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and (in the case of the financial statements referred to in Sections 2.4(a)(i) and 2.4(a)(ii)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(iii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).


                                      12.

               (c) When delivered to Parent, the financial statements referred to in Section 6.12 will be accurate and complete in all material respects and will present fairly the consolidated financial position of the Company as of the date thereof and the consolidated results of operations and cash flows of the Company for the period covered thereby, and will have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period covered.

         2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Disclosure Schedule, since May 31, 2000:

               (a) as of the date of this Agreement, there had not been any material adverse change in the business, condition, assets, liabilities, operations or financial performance of the Acquired Companies, and, to the knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Acquired Companies, provided that the Company makes no representation or warranty as to whether the matters described in Part 2.5(a) of the Disclosure Schedule constitute such a material adverse change or other event described above;

               (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets (whether or not covered by insurance) of any of the Acquired Companies;

               (c) no Acquired Company has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of any Acquired Company's capital stock or other securities;

               (d) no Acquired Company has sold, issued or authorized the issuance of (i) any capital stock or other security, except pursuant to the exercise of options or other rights issued under the Stock Plan or outstanding Company Warrants, (ii) any option or right to acquire any capital stock or any other security, other than options or other rights issued under the Stock Plan in the ordinary course of business or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

               (e) no Acquired Company has amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of the Stock Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

               (f) no Acquired Company has amended its certificate of incorporation or bylaws (or similar organizational documents), nor has effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

               (g) no Acquired Company has formed any subsidiary or acquired any equity interest or other interest in any other Entity;


                                      13.

               (h) no Acquired Company has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Companies since May 31, 2000, exceeds $50,000;

               (i) no Acquired Company has (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Material Contract;

               (j) no Acquired Company has (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

               (k) no Acquired Company has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

               (l) no Acquired Company has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of assets made in the ordinary course of business and consistent with past practices;

               (m) no Acquired Company has (i) lent money to any Person (other than pursuant to routine travel and business advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

               (n) except as contemplated by Section 5.8 of this Agreement, no Acquired Company has (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or (except in the ordinary course of business consistent with past practices) increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

               (o) no Acquired Company has changed any of its methods of accounting or accounting practices in any respect;

               (p) no Acquired Company has filed any Tax election with the Internal Revenue Service or any other tax body;

               (q) no Acquired Company has commenced or settled any Legal Proceeding;

               (r) no Acquired Company has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

               (s) no Acquired Company has agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.


                                      14.

         2.6   TITLE TO ASSETS.

               (a) The Acquired Companies own, and have good, valid and marketable title to: (i) all assets reflected on the Unaudited Interim Balance Sheet, (ii) all assets acquired by them since May 31, 2000; and (iii) all other assets reflected in the books and records of the Acquired Companies as being owned by the Acquired Companies except for such imperfections of title which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the assets subject thereto or affected thereby. Except as set forth in Part 2.6(a) of the Disclosure Schedule, all of said assets are owned by the Acquired Companies free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Companies.

               (b) Part 2.6(b) of the Disclosure Schedule identifies all assets that are material to the business of the Acquired Companies and that are being leased or licensed to the Acquired Companies.

         2.7 RECEIVABLES. Except as set forth in Part 2.7 of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since May 31, 2000 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) will be collected in full when due (net of an allowance for doubtful accounts as set forth in the Unaudited Interim Balance Sheet).

         2.8   EQUIPMENT; LEASEHOLD.

               (a) All material items of equipment and other tangible assets owned by or leased to the Acquired Companies are adequate for the uses to which they are being put, are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Companies in the manner in which such business is currently being conducted.

               (b) No Acquired Company owns any real property or interests in real property other than leasehold interests in the real property lease identified in Part 2.8 of the Disclosure Schedule. Part 2.8 of the Disclosure Schedule sets forth a complete list of all real property and interest in real property leased by the Acquired Companies ("Leased Real Property"). The Acquired Companies have good and valid title to the leasehold interests in all Leased Real Property, in each case free and clear of all Encumbrances, except (i) such as are set forth in Part 2.8 of the Disclosure Schedule, (ii) leases, subleases and similar agreements set forth in Part 2.8 of the Disclosure Schedule, (iii) easements, covenants, rights-of-way and other similar restrictions of record that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Companies, (iv) minor liens that have arisen in the ordinary course of business and have been or will be paid promptly and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Companies


                                      15.

and (vi) any Encumbrance on the landlord's interest in any Leased Real Property, including any deeds of trust, mortgages or other monetary liens.

         2.9   INTELLECTUAL PROPERTY.

               (a) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Acquired Companies to conduct their business in the manner in which such business has been conducted. Except as set forth in Part 2.9(a) of the Disclosure Schedule, the Acquired Companies have good, valid and marketable title to all of its Company Proprietary Assets, free and clear of all liens and other Encumbrances, and have not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

               (b) The Acquired Companies have taken all measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in
Part 2.9(b) of the Disclosure Schedule, the Acquired Companies have not (other than pursuant to license agreements identified in Part 2.10 of the Disclosure Schedule or pursuant to confidentiality agreements prohibiting the further disclosure of such source code) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, the source code, or any portion or aspect of the source code, of any Company Proprietary Asset.

               (c) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. The Acquired Companies are not infringing, misappropriating or making any unlawful use of, and the Acquired Companies have not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

               (d)   Except as set forth in Part 2.9(d) of the Disclosure
Schedule: (i) each Company Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Acquired Companies to customers or other Persons; and (ii) there has not been any claim by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Acquired Companies to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the knowledge of the Company, there is no basis for any such claim. The Acquired Companies have established adequate reserves on the Unaudited Interim Balance Sheet to cover all costs associated with any obligations that the Acquired Companies may have with respect to the correction or repair of programming errors or other defects in the Company Proprietary Assets.


                                      16.

               (e) Except as set forth in Part 2.9(e) of the Disclosure Schedule, (i) the Acquired Companies have not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Acquired Companies have not entered into any covenant not to compete or Contract limiting their ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

               (f) Except as set forth in Part 2.9(f) of the Disclosure Schedule, (i) all current and former employees of the Acquired Companies have executed and delivered to the Acquired Companies an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Employment, Confidential Information, Invention Assignment and Arbitration Agreement previously delivered to Parent, and (ii) all current and former consultants and independent contractors to the Acquired Companies have each executed and delivered to the Company an agreement (copies of all of which have been delivered to Parent), whereby such consultants and independent contractors have agreed to keep all Company Proprietary Assets confidential.

               (g) Except as set forth in Part 2.9(g) of the Disclosure Schedule, the products (and products under development) of the Acquired Companies and their respective internally developed computer systems and software are Year 2000 Compliant. Except as set forth in Part 2.9(g) of the Disclosure Schedule, to the knowledge of the Company, the third party computer systems and software used by the Acquired Companies in their respective internal operations are Year 2000 Compliant.

               (h) No internally developed product, system, program or software module designed, developed, sold, licensed or otherwise made available by any Acquired Company to any Person, and to the knowledge of the Company, no third party product, system, program or software module sold, licensed or otherwise made available by any Acquired Company to any Person, contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

         2.10  CONTRACTS.

               (a)   Part 2.10(a) of the Disclosure Schedule identifies:

                     (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

                     (ii)   each Company Contract relating to the
         acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

                     (iii) each Company Contract imposing any restriction on the right or ability of the Acquired Companies (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

                     (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;


                                      17.

                     (v)    each Company Contract relating to the
         acquisition, issuance or transfer of any securities, other than agreements relating to the grant of options or stock purchase rights under the Stock Plan;

                     (vi) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

                     (vii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

                     (viii) each Company Contract with any Related Party (as defined in Section 2.18);

                     (ix) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company;

                     (x) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or
         (B) the performance of services having a value in excess of $50,000 in the aggregate; and

                     (xi) any other Company Contract that is material to the business of any Acquired Company.

(Contracts in the respective categories described in clauses "(i)" through "(xi)" above are referred to in this Agreement as "Material Contracts.")

               (b) The Company has delivered to Parent accurate and complete copies of all written Material Contracts identified in Part 2.10(a) of the Disclosure Schedule, including all amendments thereto. Part 2.10(a) of the Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Material Contract identified in Part 2.10(a) of the Disclosure Schedule is valid and in full force and effect, and, to the knowledge of the Company, is enforceable by the Acquired Companies in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

               (c)   Except as set forth in Part 2.10(c) of the Disclosure
Schedule:

                     (i) No Acquired Company has violated or breached, or committed any default under, any Material Contract, and, to the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Contract;

                     (ii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or


                                      18.

         exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract;

                     (iii) no Acquired Company has ever received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract; and

                     (iv) no Acquired Company has waived any of its material rights under any Material Contract.

         2.11 LIABILITIES. No Acquired Company has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by the Acquired Companies since May 31, 2000 in the ordinary course of business and consistent with the past practices of the Acquired Companies; (c) liabilities under the Company Contracts identified in
Part 2.10(a) of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) the liabilities identified in
Part 2.11 of the Disclosure Schedule (including those incurred by the Company in connection with the Merger).

         2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. The Acquired Companies are, and have at all times been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Acquired Companies. Except as set forth in Part 2.12 of the Disclosure Schedule, no Acquired Company has ever received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

         2.13  GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Disclosure
Schedule identifies each material Governmental Authorization held by the Acquired Companies, and the Acquired Companies have delivered to Parent accurate and complete copies of all Governmental Authorizations identified in
Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Acquired Companies to conduct their business in the manner in which their business is currently being conducted. The Acquired Companies are, and at all times have been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. No Acquired Company has ever received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

         2.14  TAX MATTERS.


                                      19.

               (a) All Tax Returns required to be filed by or on behalf of the Acquired Companies with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Acquired Companies have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

               (b) The consolidated Financial Statements of the Acquired Companies fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles.

               (c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. Except as set forth in Part 2.14(c) of the Disclosure Schedule, there have been no examinations or audits of any Company Return.

               (d) Except as set forth in Part 2.14(d) of the Disclosure Schedule, no claim or Proceeding is pending or has been threatened against or with respect to the Acquired Companies in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Acquired Companies with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Companies and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Acquired Companies except liens for current Taxes not yet due and payable.

               (e) Except as set forth in Part 2.14(e) of the Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of either Acquired Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. Except as set forth in Part 2.14(e) of the Disclosure Schedule, no Acquired Company is, nor has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

               (f) No Acquired Company has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed prior to the Closing. No Acquired Company has ever made any distribution to any of its shareholders of stock or securities of a controlled corporation within the meaning of Section 355 of the Code.

         2.15  EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.


                                      20.

               (a) Part 2.15(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by either Acquired Company for the benefit of any employee of either Acquired Company ("Employee").

               (b) Except as set forth in Part 2.15(a) of the Disclosure Schedule, no Acquired Company maintains, sponsors or contributes to, and, to the knowledge of the Company, no Acquired Company has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

               (c) The Acquired Companies maintain, sponsor or contribute only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(a) of the Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

               (d)   With respect to each Plan, the Company has delivered to
Parent: (i) an accurate and complete copy of such Plan (including all amendments thereto) and (ii) an accurate and complete copy of all annual reports, summary plan descriptions, material employee communications, trust or other funding agreements, financial statements and Contract relating to or with respect to such Plan.

               (e) The Acquired Companies are not required to be, and, to the knowledge of the Company, have never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or
Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the knowledge of the Company, the Acquired Companies have never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

               (f) Except as set forth in Part 2.15(f) of the Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).


                                      21.

               (g) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

               (h) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

               (i) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service, and to the Company's knowledge, there is no reason why any such letter should be revoked.

               (j) Except as set forth in Part 2.15(j) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of any Acquired Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

               (k) The Acquired Companies are not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the employees of the Acquired Companies are "at will" employees.

               (l) The Acquired Companies are in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

               (m) Except as set forth in Part 2.15(m) of the Disclosure Schedule, the Acquired Companies have good labor relations and the Company has no reason to believe that the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of the Acquired Companies.

         2.16 ENVIRONMENTAL MATTERS. The Acquired Companies are in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Acquired Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither of the Acquired Companies has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that an Acquired Company is not in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance of the Acquired Companies with any Environmental Law in the future. To the knowledge of the Company, no current or prior owner of any property leased or controlled by an Acquired Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner lessee, operator, or an Acquired Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by


                                      22.

the Acquired Companies pursuant to Environmental Laws are identified in Part
2.16 of the Disclosure Schedule. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law.)

         2.17 INSURANCE. Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of any Acquired Company and identifies any material claims made thereunder, and includes a summary of the amounts and types of coverage and deductibles under each such insurance policy. Each of the insurance policies identified in Part
2.17 of the Disclosure Schedule is in full force and effect. No Acquired Company has ever received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy,
(b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

         2.18 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Acquired Companies; (b) no Related Party is, or has at any time been, indebted to the Acquired Companies; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Acquired Companies; (d) no Related Party is competing, or has at any time competed, directly or indirectly, with the Acquired Companies; and (e) no Related Party has any claim or right against the Acquired Companies (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Acquired Companies). (For purposes of the Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each of the stockholders, who own more than 1% of the capital stock of the Company, of any of the Acquired Companies; (ii) each individual who is, or who has at any time been, an officer of any of the Acquired Companies; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Acquired Companies) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

         2.19  LEGAL PROCEEDINGS; ORDERS.

               (a) Except as set forth in Part 2.19(a) of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any Acquired Company or any of the assets owned or used by any Acquired Company or any Person whose liability an Acquired Company has or may have retained or assumed, either contractually or by operation of law; or
(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise


                                      23.

interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of the Company, except as set forth in Part 2.19(a) of the Disclosure Schedule, no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

               (b) Except as set forth in Part 2.19(b) of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against any Acquired Company.

               (c) There is no order, writ, injunction, judgment or decree to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject. None of the stockholders of any of the Acquired Companies is subject to any order, writ, injunction, judgment or decree that relates to the business of such Acquired Company or to any of the assets owned or used by such Acquired Company. To the knowledge of the Company, no officer or other employee of any Acquired Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to such Acquired Company's business.

         2.20 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         2.21 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

               (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation or bylaws (or similar organizational documents) of any Acquired Company, or (ii) any resolution adopted by the stockholders of any Acquired Company, the board of directors of any Acquired Company or any committee of the board of directors of any Acquired Company;

               (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which either Acquired Company, or any of the assets owned or used by any Acquired Company, is subject;

               (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any


                                      24.

         Acquired Company or that otherwise relates to the business of any Acquired Company or to any of the assets owned or used by any Acquired Company;

               (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract, or (iii) cancel, terminate or modify any such Material Contract; or

               (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by either Acquired Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any Acquired Company).

Except as set forth in Part 2.21 of the Disclosure Schedule, no Acquired Company is, nor will be, required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

         2.22  FULL DISCLOSURE.

               (a) This Agreement (including, and as modified by the Disclosure Schedule) does not, and the Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

               (b) The information supplied by the Company, but excluding any information about Parent provided to the Company by Parent, for inclusion in the Information Statement (as defined in Section 5.2) will not, as of the date of the Information Statement or as of the date of the Company Stockholders' Meeting (as defined in Section 5.3), (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

         2.23 VOTE REQUIRED. The affirmative vote of the holders of (i) a majority of the outstanding shares of Company Common Stock voting as a separate class, (ii) a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together and not as separate classes, and (iii) a majority of the outstanding shares of Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock, voting together as a single class, and not as a separate series, and on an as converted basis (the "Required Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to (x) adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement, or(y) amend the Company's Certificate of Incorporation in


                                      25.

contemplation of the Recapitalization Transaction (as defined in Section 4.4 below) ("Required Recapitalization Vote").

         2.24 NO EXISTING DISCUSSIONS. No Acquired Company nor any Representative of any of the Acquired Companies is currently engaged, directly or indirectly, in any discussions with any Person (other than Parent and Merger Sub) relating to any Acquisition Transaction.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

               Parent and Merger Sub jointly and severally represent and warrant to the Acquired Companies as follows:

         3.1 CORPORATE EXISTENCE AND POWER. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Parent's business, financial condition, or results of operations.

         3.2   SEC FILINGS; FINANCIAL STATEMENTS.

               (a) Parent has filed with the SEC and heretofore made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by it and its subsidiary with the SEC between June 9, 1999 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               (b) The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby

         3.3 NO CONFLICTS; CONSENTS. The execution and delivery of this Agreement and the consummation of the transactions contemplated by Parent and Merger Sub are not prohibited by, and will not violate or conflict with, any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, or any Legal Requirement or any provision of any Contract to which


                                      26.

Parent or Merger Sub is a party, except where any of the foregoing would not have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Parent.

         3.4 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to enter into and perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

         3.5 MERGER SUB. Merger Sub has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. Merger Sub has not engaged in any business or activity other than activities related to its corporate organization and the execution and delivery of this Agreement.

         3.6 VALID ISSUANCE. Subject to Section 1.5(c), the Parent Common Stock to be issued in the Merger and upon exercise of Company Options assumed in accordance with the provisions of this Agreement will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

         3.7 FORM S-3 ELIGIBILITY. Upon the filing of its Annual Report on Form 10-K for the year ending April 30, 2000, with the Securities and Exchange Commission, Parent shall be eligible to use Form S-3 for the registration for resale by its stockholders of shares of its capital stock.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY

         4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Closing Date or earlier termination of this Agreement pursuant to the provisions of Section 8.1 (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Acquired Companies' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request.

         4.2   OPERATION OF THE COMPANY'S BUSINESS. During the Pre-Closing
Period:

               (a) the Company shall conduct its (and shall cause each of the other Acquired Companies to conduct its) business and operations in the ordinary course and in


                                      27.

         substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

               (b) the Company shall use commercially reasonable efforts to preserve intact its (and shall cause each of the other Acquired Companies to preserve intact its) current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Acquired Companies;

               (c) the Company shall (and shall cause each of the other Acquired Companies to) keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

               (d) the Company shall not (and shall cause each of the other Acquired Companies not to) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and the Company shall not (and shall cause each of the other Acquired Companies not to) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to any of the Acquired Companies;

               (e) except for the issuance of shares of Company Common Stock upon exercise or conversion of presently outstanding Company Preferred Stock, Company Options or Company Warrants, the Company shall not (and shall cause each of the other Acquired Companies not to) sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or
         (iii) any instrument convertible into or exchangeable for any capital stock or other security;

               (f) except as contemplated by this Agreement, the Company shall not (and shall cause each of the other Acquired Companies not to) amend or permit the adoption of any amendment to the certificate of incorporation or bylaws of any of the Acquired Companies, or effect or permit any of the Acquired Companies to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

               (g) the Company shall not (and shall cause each of the other Acquired Companies not to) form any subsidiary or acquire any equity interest or other interest in any other Entity;

               (h) the Company shall not (and shall cause each of the other Acquired Companies not to) make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Companies during the Pre-Closing Period, do not exceed $50,000 per month;

               (i) the Company shall not (and shall cause each of the other Acquired Companies not to) (i) enter into, or permit any of the assets owned or used by it to become bound by, any Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Material Contract;


                                      28.

               (j) the Company shall not (and shall cause each of the other Acquired Companies not to) (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business and may, consistent with its past practices, allow employees to acquire Company Common Stock in exchange for promissory notes upon exercise of Company Options), or (ii) incur or guarantee any indebtedness for borrowed money;

               (k) the Company shall not (and shall cause each of the other Acquired Companies not to) (i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employees;

               (l) the Company shall not (and shall cause each of the other Acquired Companies not to) change any of its methods of accounting or accounting practices in any material respect;

               (m) the Company shall not (and shall cause each of the other Acquired Companies not to) make any Tax election;

               (n) the Company shall not (and shall cause each of the other Acquired Companies not to) commence or settle any Legal Proceeding; and

               (o) the Company shall not (and shall cause each of the other Acquired Companies not to) agree or commit to take any of the actions described in clauses "(e)" through "(n)" above.

         Notwithstanding Section 4.2(a) through 4.2(o) above, the Company is authorized without obtaining Parent's consent to take any and all actions necessary to (i) pay any notes that are or become due and payable between executing this Agreement and the Effective Date, (ii) pay any monies necessary to buy-out warrants held by Comdisco, Inc. for the purchase of Company Series B Preferred Stock, (iii) amend the Amended and Restated Certificate of Incorporation of the Company to cause consideration paid to stockholders to be in compliance with this Agreement and to effect the Recapitalization Transaction as described in Section 4.4 hereof, (iv) implement and execute any reduction-in-force as disclosed in the Disclosure Schedules, including the payment of any severance, and (v) amend Section 1.3 of the Company's Bylaws to explicitly permit the use of private courier service for the purposes of giving notice of a stockholders' meeting.

         4.3   NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

               (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

                     (i) the discovery by any of the Acquired Companies of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes in any material respect an inaccuracy in or


                                      29.

         breach of any representation or warranty made by the Company in this Agreement, as modified by the Disclosure Schedule;

                     (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute in any material respect an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                     (iii) any material breach of any covenant or obligation of the Company; and

                     (iv) any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in
         Section 6 or Section 7 impossible or unlikely.

               (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

         4.4 RECAPITALIZATION OF THE COMPANY. Prior to the Closing and in contemplation of the Recapitalization Transaction, an amendment to the Company's Certificate of Incorporation providing for an increase of the number of authorized shares of its Company Series A Preferred Stock and the convertibility of Company Series B Preferred Stock to Company Series A Preferred Stock, shall have been approved by the Required Recapitalization Vote of the Company's stockholders, and filed with the Secretary of State of the State of Delaware. Prior to the Closing, the Company shall use its best efforts to cause holders of a sufficient number of outstanding shares of the Company's Common Stock who qualify as "accredited investors" under Rule 501 of Regulation D under the Securities Act of 1933, as amended, to convert their shares of Company Common Stock into Company Series A Preferred Stock ("Recapitalization Transaction") to satisfy the condition set forth in
Section 6.11. The Company shall complete the Recapitalization Transaction in compliance with all applicable securities laws and other applicable Legal Requirements.

         4.5 DELIVERY OF AMENDED DOCUMENTS. Without limiting any other covenant of the Company set forth herein, if, at any time prior to the Closing, the Company amends or updates the certificate of incorporation, bylaws, stock records, minutes or other records of the meetings of the stockholders, board of directors or any committee of the board of directors of any of the Acquired Companies, the Company shall within three (3) business days after any such action


                                      30.

deliver to Parent a copy of such amended or updated document together with a description or summary of such amendment or update.

         4.6 NO NEGOTIATION. During the Pre-Closing Period, the Company shall not (and shall cause each of the other Acquired Companies not to), directly or indirectly:

               (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

               (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

               (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company, the Subsidiary or any of their respective affiliates during the Pre-Closing Period.

         4.7 ACTIONS UNDER CERTAIN PLANS. As soon as practicable and in any event prior to the Closing, (a) the administrator of the Stock Plan shall take all actions necessary or appropriate to permit the holders of all Company Options outstanding immediately prior to the Effective Time to receive shares of Parent Common Stock upon exercise of such Company Options, in accordance with Section 1.6 hereof and the terms of the Stock Plan, and
(b) the board of directors of the Company shall adopt resolutions approving and authorizing the termination of the Company's 401(k) plan effective prior to the Effective Time. Distributions from such terminated 401(k) plan shall be subject to the receipt of a favorable determination letter from the IRS regarding the 401(k) plan's qualified status under Section 401(a) of the Code and subject to the adoption of any amendments necessary to maintain such qualified status; PROVIDED, HOWEVER, employees of Company who terminate service prior to the receipt of such determination letter shall be able to receive a distribution from the 401(k) plan as provided under the 401(k) plan or as otherwise required by applicable law.

         4.8 SCHEDULE OF CERTAIN EMPLOYEES. The Company hereby agrees and covenants that the written schedule described in Section 1.5(b)(xii), as and when delivered to Parent, will be accurate and complete.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

         5.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain Consents as set forth on Part 5.1 of the Disclosure Schedule. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.


                                      31.

         5.2 INFORMATION STATEMENT. Promptly after the execution of this Agreement, the Company shall prepare in compliance with all Legal Requirements and deliver to its stockholders an information statement or other disclosure document relating to the Merger and the other transactions contemplated by this Agreement (the "Information Statement"). The Company shall use its best efforts to solicit and obtain the consent of the stockholders of the Company sufficient to approve the Merger and this Agreement. The Information Statement and other materials submitted to the stockholders of the Company shall be subject to review and reasonable approval by Parent and include information regarding the Company, the terms of the Merger and this Agreement, information regarding Parent as provided to the Company by Parent, and the recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement.

         5.3 APPROVAL OF COMPANY STOCKHOLDERS. The Company shall, in accordance with its certificate of incorporation and bylaws and the applicable requirements of the Delaware General Corporation Law, solicit its stockholders as promptly as practicable for the purpose of permitting them to consider and to vote upon and approve the Merger, the Recapitalization Transaction and this Agreement. Without limiting the generality or the effect of anything contained in the Voting Agreements being executed and delivered by the Major Stockholders to Parent contemporaneously with the execution and delivery of this Agreement, the Company shall cause each Major Stockholder to vote all shares of the capital stock of the Company that are owned, beneficially or of record, by such Major Stockholder in favor of the Merger, the Recapitalization Transaction and this Agreement.

         5.4 CONVERSION AND EXERCISE. At or prior to the Closing, the Company shall use its best efforts to complete the Recapitalization Transaction in compliance with all applicable securities laws and other Legal Requirements. At or prior to the Closing, the Company shall use commercially reasonable efforts to cause the holders of Company Warrants to exercise the Company Warrants in accordance with their respective terms or buy such Company Warrants from the holders.

         5.5 PUBLIC ANNOUNCEMENTS. During the Pre-Closing Period, (a) the Company shall not (and the Company shall not permit any of the other Acquired Companies or any of their respective Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, and (b) Parent will use best efforts if time reasonably permits to consult with the Company prior to issuing any press release or making any public statement regarding the Merger.

         5.6 NONQUALIFIED STOCK OPTION PLAN. As soon as practicable after the Effective Time, Parent shall adopt a stock option plan consisting of nonqualified stock options (the "Nonqualified Option Plan"). The Nonqualified Option Plan shall have a share reserve equal to 750,000 shares of Parent Common Stock. The exercise price for any option granted under the Nonqualified Option Plan shall be no more than the fair market value of Parent Common Stock, as determined by the Board of Directors of Parent on the date of issuance of such option, less a discount equal to the lesser of (i) fifty percent (50%) of such fair market value of Parent Common Stock, or (ii) $50.00 per share of Parent Common Stock; provided, however, taking into account any capitalization adjustments, that the aggregate discount for all options granted under the Nonqualified Option Plan shall not be in excess of $37,500,000. All of the foregoing


                                      32.

is subject to adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the date hereof. Such Nonqualified Option Plan shall have a term of ten (10) years. Options granted under the Nonqualified Option Plan shall terminate upon the earlier of the following events: (i) ten years from the date the option is granted; or (ii) three months after the date the employee's continuous service with the Parent is terminated. Additionally, option grants under such Nonqualified Option Plan will vest as to 25% of the shares subject to the option one year after the date of grant, and the remaining shares subject to the option will vest monthly thereafter over the succeeding 36 months. Upon the adoption of the Nonqualified Option Plan, Parent shall grant options under the Nonqualified Option Plan to those individuals (and for the number of shares set forth opposite their names) identified in that certain written list that Parent and the Company have developed and agreed to for purposes of this Section 5.6; PROVIDED that such individuals are employees of Parent at the time of such grant. All options shall be subject to the terms of the Nonqualified Option Plan adopted by the Parent.

         5.7   BONUS POOL; EMPLOYEE RETENTION PROGRAM.

               (a) As soon as practicable after the Effective Time, Parent shall establish a plan, which provides for a cash bonus pool ("Bonus Pool") equal to $1,500,000, to be paid on a pro rata basis to the employees of the Company identified in that certain written list that Parent and the Company have developed and agreed to for purposes of this Section 5.7(a), to the extent such employees become employed by Parent on the Closing Date and remain employed as of the date of payment of such Bonus Pool (each, a "Bonus Pool Employee"). Such bonus amount shall be paid in the amount set forth opposite the name of each Bonus Pool Employee on such list on the later to occur of (i) ninety (90) days from the date of execution of this Agreement or
(ii) five (5) days after the Closing (the "Bonus Pool Payment Date"); provided however, that in the event any individual identified on such list is not employed by Parent on the date the bonus is paid, the amount otherwise payable to such individual shall be reallocated among the Bonus Pool Employees remaining employed on the Bonus Pool Payment Date pro rata based on the respective bonus amounts set forth on such list opposite the names of such Bonus Pool Employees, so that the total bonuses actually paid to Bonus Pool Employees are equal to $1,500,000.

               (b) As soon as practicable after the Effective Time, Parent shall adopt an employee retention program, which provides that each employee of the Company who remains continuously employed by an Acquired Company through the first anniversary of the Closing Date shall receive a bonus payment equal to the amount of 50% of such employee's annual base salary as of the Closing Date (the "Retention Bonus"). Each such employee who is terminated without Cause (as defined below) by Parent prior to the first anniversary of the Closing Date shall receive the greater of (i) the amount that the individual would have received in severance pursuant to Section 5.9 below if such individual were terminated at the Effective Time, or (ii) a pro-rated bonus amount equal to (A) the Retention Bonus that he or she would have been entitled to receive had he or she remained employed through the first anniversary of the Closing Date, multiplied by (B) the fraction whose numerator is the number of full months such employee was actually employed by an Acquired Company, and whose denominator is twelve (12). Any employee that resigns or is terminated with Cause by an Acquired Company shall not be entitled to receive any Retention Bonus or any other severance payment. For the purposes of this Agreement, "Cause" shall mean, with respect to an employee, any of the following: (i) such


                                      33.

employee's theft, dishonesty, or falsification of any material documents or records; (ii) such employee's use or disclosure of confidential or proprietary information in violation of such employee's contractual obligations to the Parent or the Company; (iii) such employee's refusal to perform any reasonable assigned duties after written notice from Parent of, and a reasonable opportunity to cure within 30 days of receipt of such notice, such refusal; (iv) any material breach by such employee of any employment agreement between such employee and Parent, which breach is not cured pursuant to the terms of such agreement; or (v) such employee's conviction (including any plea of guilty or NOLO CONTENDERE) of any felony or any crime involving moral turpitude or dishonesty which impairs such employee's ability to perform his or her duties with Parent. (The Board of Directors of Parent shall have the right to reasonably and in good faith determine whether such employee has engaged in conduct constituting "Cause" for purposes of this Agreement.)

         5.8 SEVERANCE. Prior to the Closing, the Company and Parent shall establish a severance plan pursuant to which certain employees of the Company identified in that certain written list that Parent and the Company have developed and agreed to for purposes of this Section 5.8 are offered the following: (i) executive level employees identified on the list whose employment with the Company is involuntarily terminated for any reason other than Cause, within the transition time set forth next to his or her name on such list shall receive eight months of Salary and Bonus; (ii) executive level employees identified on the list whose employment with the Company is involuntarily terminated effective on the Closing Date shall receive six months of Salary and Bonus; (iii) non-executive level employees identified on the list whose employment with the Company is involuntarily terminated for any reason other than Cause, within the transition time set forth next to his or her name on such list, shall receive four months of Salary and Bonus, and
(iv) non-executive level employees identified on the list whose employment with the Company is involuntarily terminated by the Company effective as of the Closing Date shall receive three months of Salary and Bonus. "Salary" shall mean an employee's base salary as of the Closing Date. "Bonus" shall mean the amount set forth next to the employee's name on the foregoing list. The term "Cause" shall have the same meaning as set forth in Section 5.7 hereof.

         5.9 COMMERCIALLY REASONABLE EFFORTS. During the Pre-Closing Period, (a) the Company shall use all commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use all commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

         5.10  EMPLOYMENT MATTERS.

               (a) Parent shall offer at-will employment with Parent or its affiliates, including the Company, to each of the individuals identified in that certain written list that Parent and the Company have developed and agreed to for purposes of this Section 5.10(a) at the Closing at base compensation levels equal to or greater than each such employee's base compensation level as an employee of the Company on the date hereof. Prior to the Closing, Parent shall provide to such Company employees offer letters setting forth the specific terms of their employment. Those employees of the Company that continue to be employees of Parent or any of its affiliates, including the Company, following the Closing would, subject to any necessary transition period and the terms of such plans, be eligible to participate in Parent's


                                      34.

health, vacation, employee stock purchase, stock option, 401(k) and other plans, to the same extent as comparably situated employees of Parent and would receive credit under Parent's benefit plans for service as an employee of the Company. For not less than one year following the Closing Date, Parent shall maintain, or shall cause the Company to maintain, compensation and employee benefit plans and arrangements and perquisites for those persons who remain employees of the Company after the Closing Date that, in the aggregate, are substantially comparable to (or more favorable than) those provided pursuant to the compensation and employee benefit plans and arrangements and perquisites in effect at the Company on the date hereof.

               (b) During the 12-month period following the Closing, Parent shall notify, and reasonably consult with, Rob Newman (so long as he remains an employee of Parent) with respect to any intended termination of any employee who was an employee of the Company at the time of the Closing, provided that the final decision and determination with respect to any such intended termination shall rest with Parent.

         5.11 NONCOMPETITION AGREEMENTS. The Company shall use its best efforts to cause each of the individuals identified in Section 6.6(a)(ii) to execute and deliver to Parent a Noncompetition Agreement in the form of Exhibit D.

         5.12  TERMINATION OF AGREEMENTS. Prior to the Closing:

               (a) the Company and Investors shall enter into an agreement, reasonably satisfactory in form and content to Parent (and conditioned and effective upon the Closing), terminating all of Investor's rights under Second Amended Stockholder's Rights Agreement dated as of August 30, 1999 between the Company and Investors; and

               (b) the Company shall cause the Amended and Restated Co-Sale Agreement, date August 30, 1999, between the Company and the parties thereto, to be terminated.

         5.13 FIRPTA MATTERS. At the Closing, the Company shall deliver Parent a statement described in Section 1.1445-2(c)(3)(i) of the United States Treasure Regulations certifying the interests in the Company are not U.S. real property interests.

         5.14 TAX MATTERS. Prior to the Closing Parent and the Company shall each use its commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and to obtain an opinion of its respective counsel to such effect as contemplated by Sections 6.6(e) and 7.4(c). Such efforts shall include a requirement that Parent and the Company shall each execute and deliver to Cooley Godward and Wilson Sonsini, immediately prior to the Effective Time, tax representation letters in customary form for transactions such as the Merger.

         5.15 NASDAQ NATIONAL MARKET LISTING. Parent shall file, if applicable, an application to list on the Nasdaq National Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, as soon as practicable and will pay all necessary filing fees in connection therewith.

         5.16 RELEASE. At the Closing, the Company shall cause each of the Major Stockholders to execute and deliver to the Company a General Release in the form of Exhibit E.


                                      35.

         5.17 S-3 REGISTRATION. Parent shall use its best efforts to file, within the later of 10 days after the Closing Date or 10 days after Parent becomes eligible to file registration statements on Form S-3, a Registration Statement on Form S-3 with the SEC covering the resale of the shares of Parent Common Stock issued pursuant to the Merger, and shall use its best efforts to cause such registration statement to become effective as soon as practicable thereafter; PROVIDED, HOWEVER, that any such registration shall be subject to the terms and conditions set forth in the Declaration of Registration Rights attached hereto as Exhibit F.

         5.18 NOTIFICATION BY PARENT. During the Pre-Closing Period, Parent shall promptly notify the Company in writing of:

                     (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes in any material respect an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement;

                     (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute in any material respect an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                     (iii) any material breach of any covenant or obligation of Parent; and

                     (iv) any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in
         Section 6 or Section 7 impossible or unlikely.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

               The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

         6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company in Sections 2.3(a), 2.3(b) and 2.20 of this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made at the Closing except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be accurate in all respects on and as of such date (without giving effect to any update to the Disclosure Schedule). Each of the other representations and warranties made by the Company in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any update to the Disclosure Schedule) except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be accurate in all material respects on and as of such date (without giving effect to any update to the Disclosure Schedule)).


                                      36.

         6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

         6.3 STOCKHOLDER APPROVAL. The principal terms of this Agreement and the Merger shall have been duly approved by the Required Vote, and holders of not more than five percent (5%) in the aggregate of the Company Preferred Stock shall continue to have a right to exercise appraisal, dissenters or similar rights under the Delaware General Corporation Law (or if applicable, the California Corporations Code) with respect to their Company Preferred Stock by virtue of the Merger.

         6.4 CONSENTS. All Consents set forth on Part 5.1 of the Disclosure Schedule shall have been obtained and shall be in full force and effect, except to the extent that the failure to obtain any such Consents has not had, and is not reasonably likely to have, a Material Adverse Effect on the Company.

         6.5 EXERCISE/EXPIRATION/BUY-OUT OF COMPANY WARRANTS. Parent shall have received satisfactory evidence that either (a) prior to the Closing the Company Warrants shall have been exercised in accordance with their respective terms, (b) the Company shall have bought out the Company Warrants for cash payments not to exceed $50,000 in the aggregate, or (c) the Company Warrants shall have expired or otherwise terminated by their own terms upon the Closing.

         6.6 AGREEMENTS AND DOCUMENTS. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

               (a)   Employment offer letters, accepted and countersigned by:
         (i) at least fifteen (15) of the individuals identified in that certain written list that Parent and the Company have developed and agreed to for purposes of this Section 6.6(a), and (ii) three (3) of the following individuals: Robert Newman; Evan Petridis; Robert DeVincenzi; and David Stevens;

               (b) Noncompetition Agreements in the form of Exhibit D, executed by each of the individuals identified in Section 6.6(a)(ii) who accepts and countersigns the employment offer letter contemplated by such Section;

               (c) a General Release in the form of Exhibit E, executed by each of the Major Stockholders;

               (d) a legal opinion of Wilson Sonsini Goodrich & Rosati, P.C. ("Wilson Sonsini"), dated as of the Closing Date, and covering such matters with respect to the Acquired Companies as Parent may reasonably request (and is customary in a transaction such as the Merger);

               (e) a legal opinion of Cooley Godward, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; provided, however, that this condition will be deemed satisfied if Wilson Sonsini shall render such opinion to Parent in form reasonably acceptable to Parent. In rendering the opinion contemplated by this Section, counsel may


                                      37.

         rely upon reasonable representations and certificates of Parent, Merger Sub and the Company, including the tax representation letters described in Section 5.14;

               (f) a certificate executed by the Company containing the representation and warranty of the Company that the conditions set forth in Section 6 have been duly satisfied (the "Company's Closing Certificate");

               (g) a certificate of merger executed by the Company to be filed with the Secretary of State of the State of Delaware in accordance with Section 1.3; and

               (h) written resignations of all directors of the Company, effective as of the Effective Time.

         6.7 ABSENCE OF MATERIAL ADVERSE EFFECT. There shall have been no change in the business, properties, condition (financial or otherwise), or results of operations of any Acquired Company since the date of this Agreement which has had or would reasonably be expected to have a Material Adverse Effect on any Acquired Company.

         6.8 FIRPTA COMPLIANCE. The Company shall have delivered to Parent the documents required to be filed with the Internal Revenue Service referred to in Section 5.13.

         6.9 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

         6.10 NO LEGAL PROCEEDINGS. No Government Body or other Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

         6.11 CASH CONSIDERATION OF MERGER. The aggregate amount of cash payable by Parent pursuant to Section 1.5(a)(i) shall not exceed $11,000,000.

         6.12 AUDITED FINANCIAL STATEMENTS. The Company shall have delivered to Parent the audited consolidated balance sheet of the Company as of December 31, 1999, and the related audited consolidated statement of operations, statement of stockholders' equity and statement of cash flows of the Company for the year then ended, together with the notes thereto and the qualified report and opinion of KPMG Peat Marwick LLP relating thereto.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

               The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:


                                      38.

         7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

         7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

         7.3 STOCKHOLDER APPROVAL. The Merger and this Agreement shall have been duly approved by the stockholders of the Company by the requisite vote under applicable law and the Company's certificate of incorporation.

         7.4 AGREEMENTS AND DOCUMENTS. The Company shall have received the following documents:

               (a) an Escrow Agreement in the form of Exhibit C, executed by Parent;

               (b) a legal opinion of Cooley Godward, dated as of the Closing Date, and covering such matters with respect to Parent and Merger Sub as the Company may reasonably request (and is customary in a transaction such as the Merger) ;

               (c) subject to the last two sentences of this Section 7.4, a legal opinion of Wilson Sonsini, dated as of the Closing Date and addressed to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; provided, however, that this condition will be deemed satisfied if Cooley Godward shall render such opinion to the Company in form reasonably acceptable to the Company. In rendering the opinion contemplated by this Section, counsel may rely upon reasonable representations and certificates of Parent, Merger Sub and the Company, including the tax representation letters described in Section 5.14;

               (d) a certificate executed by Parent and Merger Sub containing the representation and warranty of Parent and Merger Sub that the conditions set forth in Sections 7.1, 7.2 and 7.5 have been duly satisfied; and

               (e) a Declaration of Registration Rights in the form of Exhibit F, executed by Parent.

Notwithstanding any provisions of this Agreement (including without limitation Section 7.4(c) and Section 8) to the contrary, and without limiting any other rights of Parent hereunder, in the event that neither Wilson Sonsini nor Cooley Godward is able to render the opinion described in
Section 7.4(c) solely because the requirement in Section 368(a)(2)(E)(ii) of the Code is not satisfied, the Company shall not be entitled to terminate this Agreement or otherwise refuse or fail to consummate the Merger solely based on the failure to receive such opinion if Parent, in its sole discretion, during the 10-day period described below, shall restructure the Merger (the "Restructuring") so that at the Effective Time, (i) the Company is merged into Merger Sub rather than Merger Sub being merged into the Company, and (ii) all other terms and conditions of the Merger remain identical in all material respects to the terms set forth in this Agreement (and Parent shall in such event have the right to unilaterally cause the Restructuring to occur, and


                                      39.

extend the Scheduled Closing Time as reasonably necessary to effectuate the Restructuring, subject to the other conditions hereof). Without limiting the foregoing, in no event shall the Company be entitled to terminate this Agreement or otherwise refuse or fail to consummate the Merger on the sole basis of the inability of Wilson Sonsini and Cooley Godward to render such opinion without first giving Parent at least 10 days' written notice of its intention to do so.

         7.5 LISTING. The shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, shall, if applicable, have been filed for listing (subject to notice of issuance) on the Nasdaq Stock Market.

         7.6 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 8. TERMINATION

         8.1 TERMINATION EVENTS. This Agreement may be terminated prior to the Closing:

               (a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

               (b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

               (c) by Parent if the Closing has not taken place on or before September 30, 2000 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

               (d) by the Company if the Closing has not taken place on or before September 30, 2000 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

               (e) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

               (f)   by the mutual written consent of Parent and the Company.

         8.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(e), Parent shall deliver to the Company a written


                                      40.

notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b),
Section 8.1(d) or Section 8.1(e), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

         8.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; PROVIDED, HOWEVER, that: (a) none of the parties shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 10 and 5.5.

SECTION 9. INDEMNIFICATION, ETC.

         9.1   SURVIVAL OF REPRESENTATIONS, ETC.

               (a) The representations and warranties made by the Company (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Company's Closing Certificate) shall survive the Closing and shall expire on the first anniversary of the Closing Date; PROVIDED, HOWEVER, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to the Stockholders' Agent (as defined in Section 10.1 below) a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. The representations and warranties made by Parent and Merger Sub in Section 3 hereof shall survive the Closing and shall expire on the first anniversary of the Closing Date, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

               (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

               (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

         9.2 INDEMNIFICATION. From and after the Effective Time (but subject to Section 9.1(a)), the stockholders of the Company who shall have received, or shall be entitled to receive, cash or Parent Common Stock pursuant to Section 1.5 of this Agreement (the "Indemnitors"), severally and not jointly and in proportion to their original contribution to Escrow, shall hold harmless and indemnify each of the Indemnitees from and against, and the Escrow Cash and Escrow Shares shall be available to compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such


                                      41.

Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2, as modified by the Disclosure Schedule (without giving effect to any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing) or the Company's Closing Certificate; (ii) any breach of any covenant or obligation of the Company (including the covenants set forth in Sections 4 and 5); (iii) any possible claim by any employee of the Company described in
Part 2.19(a)(D) of the Disclosure Schedule; (iv) the election of Parent to cause a Restructuring (as defined in Section 7.4) to occur, or (v) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above or any claim or other matter described in clause "(iii)" or clause "(iv)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this
Section 9).

         9.3 THRESHOLD. The Indemnitors shall not be required to make any indemnification payment pursuant to Section 9.2 for any inaccuracy in or breach of any of their representations and warranties set forth in Section 2, as modified by the Disclosure Schedule, or the Company's Closing Certificate, until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $300,000 in the aggregate. (If the total amount of such Damages exceeds $300,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for the portion of such Damages exceeding $300,000.) The foregoing provisions of this Section 9.3 limiting the indemnity obligations of the Indemnitors shall not be applicable to any claim by an Indemnitee for indemnification pursuant to Section 9.2(iii).

         9.4 EXCLUSIVE REMEDY. From and after the Closing, recourse of Parent to the Escrow Cash and Escrow Shares pursuant to this Agreement and the Escrow Agreement shall be the sole and exclusive remedy of Parent and the other Indemnitees for damages under the indemnification provisions contained in, and for any breach of, this Agreement and the Exhibits, Schedules, Closing Certificates and any other related documents (it being understood that nothing in this Section 9.4 or elsewhere in this Agreement shall affect Parent's rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement to be performed after the Closing). No former stockholder, optionholder, warrantholder, officer, director, employee or agent of the Company shall have any personal liability to Parent after the Closing in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing provisions of this Section 9.4, the rights and restrictions set forth herein do not limit any other potential remedies of Parent and other Indemnities against Persons who may be liable for fraud under common law in connection with the transactions contemplated by this Agreement.

         9.5 NO CONTRIBUTION. No stockholders of the Company shall have any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he, she or it may become subject under or in connection with this Agreement.


                                      42.

         9.6 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Indemnitors may, in Parent's reasonable judgment, become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. The Merger Stockholders shall be entitled, at their expense, to participate in any defense of such claim or Legal Proceeding. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

               (a) each Indemnitor shall make available to Parent any documents and materials in his, her or its possession or control that may be reasonably necessary to the defense of such claim or Legal Proceeding; and

               (b) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the prior written consent of the Stockholders' Agent (as defined in Section 10.1); PROVIDED, HOWEVER, that such consent shall not be unreasonably withheld.

Parent shall give the Stockholders' Agent prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; PROVIDED, HOWEVER, that any failure on the part of Parent to so notify the Stockholders' Agent shall not limit any of the obligations of the Indemnitors under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding or the rights of the Merger Stockholders). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Stockholders' Agent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent and the expense of said defense shall be paid out of the Escrow Fund; PROVIDED, HOWEVER, that the Stockholders' Agent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld).

         9.7 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PARENT. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

         9.8 EXECUTION BY STOCKHOLDERS' AGENT. The Stockholders' Agent may execute this Agreement at any time after the date hereof and prior to the Closing; PROVIDED, HOWEVER, that the effectiveness of this Agreement shall not be predicated upon such execution.

SECTION 10. MISCELLANEOUS PROVISIONS

         10.1 STOCKHOLDERS' AGENT. By virtue of their approval of the Merger and this Agreement, the Merger Stockholders shall have approved, among other matters, the indemnification and escrow terms set forth in Section 9 and the expense reimbursement provisions in Section 10.3 and shall irrevocably appoint William Nieto as their agent for purposes of Section 9 and Section
10.3 (the "Stockholders' Agent") to give and receive notices and communications, to authorize delivery to Parent of Parent Common Stock, cash or other property from the Escrow Fund, to object to such deliveries, to agree to, negotiate, enter into


                                      43.

settlements and compromises of, and demand dispute resolution pursuant to
Section 3 of the Escrow Agreement and comply with orders of courts and awards of arbitrators with respect to indemnification claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. William Nieto hereby accepts his appointment as the Stockholders' Agent. Parent shall be entitled to deal exclusively with the Stockholders' Agent on all matters relating to Section 9, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Merger Stockholder by the Stockholders' Agent, and on any other action taken or purported to be taken on behalf of any Merger Stockholder by the Stockholders' Agent, as fully binding upon such Merger Stockholder. If the Stockholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Merger Stockholders, then the Merger Stockholders shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Stockholders' Agent" for purposes of Section 9 and this Section 10.1. No bond shall be required for the Stockholders' Agent. If for any reason there is no Stockholders' Agent at any time, all references herein to the Stockholders' Agent shall be deemed to refer to the Indemnitors. The Stockholders' Agent shall not be responsible for any act done or omitted thereunder as Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment. The Merger Stockholders shall jointly and severally indemnify the Stockholders' Agent and hold the Stockholders' Agent harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of the Stockholders' Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel or other professional retained by the Stockholders' Agent. By virtue of their approval of the Merger and this Agreement, the Merger Stockholders hereby agree to pay (i) the reasonable fees of the Stockholders' Agent relating to his services performed in such capacity, and (ii) all reasonable costs and expenses, including those of any legal counsel or other professional retained by the Stockholders' Agent, in connection with the acceptance and administration of the Stockholders' Agent's duties hereunder. Subject to the prior right of Parent to make claims for Damages, the Stockholders' Agent shall have the right to recover from the Escrow Fund prior to any distribution to the Merger Stockholders, any reasonable fees, costs and expenses, including those of any legal counsel or other professional retained by the Stockholders' Agent, in connection with the performance, acceptance and administration of the Stockholders' Agent's duties hereunder.

         10.2 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

         10.3 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions

                                      44.

and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the satisfaction of any conditions to the Closing; and (e) the consummation of the Merger (collectively, the "Transaction Costs"); PROVIDED, HOWEVER, that, to the extent the total amount of all such fees, costs and expenses incurred by or for the benefit of the Company (including all such fees, costs and expenses incurred prior to the date of this Agreement) exceeds $2,000,000 in the aggregate, such fees, costs and expenses shall be borne and paid by the Merger Stockholders by deducting, from the Escrow Fund, Escrow Cash and Escrow Shares having an aggregate value equal to the amount of the Transaction Costs of the Company that exceeds $2,000,000 in the aggregate.

         10.4 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         10.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

               IF TO PARENT OR MERGER SUB:

               Ditech Communications Corporation
               825 E. Middlefield Road
               Mountain View, California 94043
               Attn:  Timothy K. Montgomery
               Facsimile:  (650) 564-9591

               WITH A COPY TO:
               Cooley Godward LLP
               Five Palo Alto Square
               3000 El Camino Real
               Palo Alto, California 94306
               Attn:  David A. Lipkin
               Facsimile:  (650) 849-7400

               IF TO THE COMPANY:

               Atmosphere Networks, Inc.
               1355 Dell Avenue
               Campbell, California 95008
               Attn:  Robert Newman
               Facsimile:  (408) 874-1099


                                      45.

               WITH A COPY TO:

               Wilson Sonsini Goodrich & Rosati, P.C.
               650 Page Mill Road
               Palo Alto, California 94304
               Attn:  Judith O'Brien
               Facsimile:  (408) 493-6811

               IF TO THE STOCKHOLDERS' AGENT:

               William Nieto
               865 Laurel Street
               San Carlos, California 94070
               Facsimile: (650) 595-3071

         10.6  TIME OF THE ESSENCE. Time is of the essence of this Agreement.

         10.7 HEADINGS. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         10.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         10.9 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

         10.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. This Agreement shall inure to the benefit of: the Company; Parent; Merger Sub; the other Indemnitees; and the respective successors and assigns, if any, of the foregoing. Merger Sub may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

         10.11 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

         10.12 WAIVER.


                                      46.

               (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

               (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         10.13 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

         10.14 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         10.15 PARTIES IN INTEREST. Except for the provisions of Sections 1.5, 1.6, 9 and 10.1, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

         10.16 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; PROVIDED, HOWEVER, that the Mutual Non-Disclosure Agreement previously executed on behalf of Parent and the Company shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or
(b) the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

         10.17 CONSTRUCTION.

               (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

               (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.


                                      47.

               (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

               (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.














                                      48.

         The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

                               DITECH COMMUNICATIONS CORPORATION,
                                a Delaware corporation


                                 /s/    Timothy K. Montgomery
                               -------------------------------------------------
                               Name: Timothy K. Montgomery
                               Title:  President and Chief Executive Officer


                               OXYGEN ACQUISITION CORPORATION,
                                a Delaware corporation


                                 /s/    Timothy K. Montgomery
                               -------------------------------------------------
                               Name: Timothy K. Montgomery
                               Title:  President and Chief Executive Officer



                               ATMOSPHERE NETWORKS, INC.,
                                a Delaware corporation


                                 /s/ Rob Newman
                               -------------------------------------------------
                               Name:  Rob Newman
                               Title:  President and Chief Executive Officer



                                 /s/ William C. Nieto
                               -------------------------------------------------
                               WILLIAM C. NIETO, as Stockholders' Agent


                                      49.

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

         For purposes of the Agreement (including this Exhibit A):

         ACQUIRED COMPANIES. "Acquired Companies" shall mean collectively the Company and its subsidiaries.

         ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

               (a) the sale, license, disposition or acquisition of all or a material portion of the business or assets of any of the Acquired Corporations;

               (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of any of the Acquired Corporations, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of any of the Acquired Corporations, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of any of the Acquired Corporations; or

               (c) any merger, consolidation, business combination, reorganization or similar transaction involving any of the Acquired Corporations.

         AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

         COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any of its assets is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

         COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Acquired
Corporations or otherwise used by any of the Acquired Corporations.

         COMPANY WARRANT. "Company Warrant" means any warrant to purchase shares of capital stock of the Company.

         CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental
Authorization).

         CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

         DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee

(including reasonable attorneys' fees), charge, cost (including reasonable costs of investigation) or expense of any nature, net of any indemnity from third parties or, in the case of third party claims, by any amounts actually recovered relating to facts giving rise to such third-party claims.

         DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

         ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         GOVERNMENT BID. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

         GOVERNMENT CONTRACT. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

         GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

         GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

         INDEMNITEES. "Indemnitees" shall mean the following Persons: (a) Parent; (b) Parent's current and future officers, directors and affiliates (including Merger Sub); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above;

PROVIDED, HOWEVER, that the stockholders of the Company shall not be deemed to be "Indemnitees."

         INVESTORS. "Investors" shall mean the parties, other than the Company, to the Second Amended Stockholders' Rights Agreement, dated August 30, 1999.

         LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

         LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

         MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if (i) such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Company's Closing Certificate excluding for such purpose reference to "Material Adverse Effect" qualifications in such representations and warranties) would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of the Acquired Companies, taken as a whole, (ii) such violation or other matter was not caused by the entering into, announcement or pendency of the transactions contemplated by this Agreement, and (iii) such violation or other matter was not disclosed on Part 2.5(a) of the Disclosure Schedule.

         PERSON. "Person" shall mean any individual, Entity or Governmental
Body.

         PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

         REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         SEC. "SEC" shall mean the United States Securities and Exchange Commission.

         SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

         SUBSIDIARY. "Subsidiary" shall mean Atmosphere Networks Pty., Ltd., a company organized under the laws of Western Australia.

         TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

         TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

EXHIBITS B THROUGH F AND DISCLOSURE SCHEDULES TO THE AGREEMENT HAVE BEEN OMITTED. COPIES OF SUCH EXHIBITS AND SCHEDULES WILL BE FURNISHED
SUPPLEMENTALLY TO THE COMMISSION UPON REQUEST.

                                 EXHIBITS INDEX



Exhibit A         -        Certain Definitions

Exhibit B         -        Form of Voting Agreement

Exhibit C         -        Form of Escrow Agreement

Exhibit D         -        Form of Noncompetition Agreement

Exhibit E         -        Form of General Release

Exhibit F         -        Form of Declaration of Registration Rights

Disclosure Schedules of the Company